Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 22, 2018

Kite Realty Group Trust

Kite Realty Group, L.P.

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), and Kite Realty Group, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with their registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) preferred shares of beneficial interest of the Company, par value $0.01 per share (the “Preferred Shares”), (ii) common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”), (iii) rights to purchase Common Shares (the “Rights”), (iv) Preferred Shares represented by depositary receipts (the “Depositary Shares”), (v) warrants to purchase Preferred Shares (the “Preferred Share Warrants”), (vi) warrants to purchase Common Shares (the “Common Share Warrants”), (vii) warrants to purchase Depositary Shares (the “Depositary Share Warrants”), and (viii) debt securities of the Operating Partnership (the “Debt Securities” and, together with the Preferred Shares, Common Shares, Rights, Depositary Shares, Preferred Share Warrants, Common Share Warrants and Depositary Share Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies

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(including PDFs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company or the Operating Partnership to be offered from time to time will have been duly authorized and established by proper action of the board of trustees of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Maryland real estate investment trust and corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Preferred Share Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (iv) any Common Share Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (v) any Depositary Share Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) prior to any issuance of Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation; (vii) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (viii) any Rights will be issued under one or more rights agreements each to be between the Company and a financial institution identified therein as a rights agent; (ix) any Debt Securities will be issued pursuant to the indenture, dated as of September 26, 2016, between the Operating Partnership, as issuer, and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to the Registration Statement, and as amended or supplemented from time to time in accordance with its terms (the “Indenture”); (x) the Indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (xi) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xii) the laws of the State of New York will be the governing law under any warrant agreement, deposit agreement or rights agreement; (xiii) the Company will remain a Maryland real estate investment trust; and (xiv) the Securities will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Preferred Share Warrants, Common Share Warrants or Depositary Share Warrants, under the deposit agreement for any Depositary Shares, under any rights agreement for any Rights, and under the Indenture for any Debt Securities, namely, the warrant agent, the rights agent, the depositary or the trustee, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such warrant agreement, deposit agreement, rights agreement or Indenture, as applicable; that such warrant agreement, deposit agreement, rights agreement or Indenture, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such warrant agreement, deposit agreement, rights agreement or Indenture, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such warrant agreement, deposit agreement, rights agreement or Indenture, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect:  (i) as to the opinions given in paragraphs (a), (b), (c), (d), (e), (f) and (g), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, and (ii) as to the opinions given in paragraph (h), the Delaware Revised Uniform Limited Partnership Act (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Preferred Share Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b)           The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Share Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c)           The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and the valid issuance of the Common Shares, will be valid and binding obligations of the Company.

(d)           The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(e)           The Preferred Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Share Warrants by such warrant agent, and upon due execution and delivery of the Preferred Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f)            The Common Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Share Warrants by such warrant agent, and upon due execution and delivery of the Common Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(g)           The Depositary Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Depositary Share Warrants by such warrant agent, and upon due execution and delivery of the Depositary Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(h)           The Debt Securities, upon authentication by such trustee and due execution and delivery on behalf of the Operating Partnership in accordance with the Indenture and any supplemental indenture or officer’s certificate or order relating thereto, will constitute valid and binding obligations of the Operating Partnership.

The opinions expressed in Paragraphs (d), (e), (f), (g) and (h) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

It should be understood that the opinion in paragraph (c) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of trustees of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (c) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP